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                                                                    EXHIBIT 15.1

August 5, 2003

The Board of Directors and Stockholders
Questcor Pharmaceuticals, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Questcor Pharmaceuticals, Inc. for the registration of 7,966,976 shares of its common stock of our report dated April 29, 2003 relating to the unaudited condensed consolidated interim financial statements of Questcor Pharmaceuticals, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2003.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                      Very truly yours,

                                                      /s/ Ernst & Young LLP